EXHIBIT 23.1

Consent of Independent Accountants

Darling Ingredients Inc.
Irving, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-170668 and 333-192004), Form S-4 (No. 333-131484), and Form S-8 (Nos. 333-125875, 333-181786, 33-99868 and 33-99866) of Darling Ingredients Inc. of our report dated 1 July 2014, relating to the consolidated and combined financial statements of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities (together the "Company"), a component division of VION Holding N.V., which appears in the Form 8-K of Darling Ingredients Inc. dated 3 July 2014.

BDO Audit & Assurance B.V.

On behalf of it,

/s/ P.P.J.G. Saasen

P.P.J.G. Saasen RA

Eindhoven, Netherlands

3 July 2014